Exhibit 99.1
FOR IMMEDIATE RELEASE
PACKAGING CORPORATION OF AMERICA REPORTS THIRD QUARTER 2008 RESULTS
Lake Forest IL, October 20, 2008 — Packaging Corporation of America (NYSE:PKG) today reported third quarter 2008 net income of $38 million, or $0.37 per share, compared to third quarter 2007 net income of $49 million, or $0.46 per share. Third quarter 2008 results include after tax expenses of about $1.0 million, or $0.01 per share, related to the previously reported explosion of a tank at the Tomahawk mill. Net sales for the third quarter were $621 million compared to $591 million in last year’s third quarter.
Net income for the first nine months of 2008 was $105 million, or $1.01 per share, compared to $126 million, or $1.20 per share, in 2007. Year-to-date net sales are $1.81 billion compared to $1.74 billion in 2007.
Higher containerboard and corrugated products pricing improved earnings by $0.21 per share compared to last year’s third quarter. This improvement was more than offset by higher costs for fiber ($0.06), energy ($0.05), chemicals ($0.04), transportation, labor, and benefits (each $0.03), interest and other costs ($0.03), and lower volume ($0.02).
PCA’s containerboard production was 621,000 tons, down 11,000 tons compared to last year’s record quarter, and outside sales of containerboard were down 13,000 tons from last year’s record shipments. Compared to last year’s third quarter, total corrugated products shipments were down 0.5%, and down 2.1% per workday. PCA’s containerboard inventories were flat with the end of the second quarter and down 8,000 tons for the year.
Paul T. Stecko, Chairman and CEO of PCA, said, “Our earnings remained strong despite rising costs and lower volume. The August box price increase went very well as we achieved our price realization targets and completed essentially all increases by the beginning of October. Our containerboard production was a little lower than planned as we adjusted operating rates to compensate for much higher wood costs and slightly lower than expected box volume.”
“Looking forward to the fourth quarter,” Mr. Stecko added, “we expect higher average box prices as a result of a full quarter’s realization of the August price increase. We also expect higher wood costs and energy usage with colder weather, and lower volume from both normal seasonality and a weaker economy. The impact of the economy on our corrugated products demand and mill operating rates is uncertain and difficult to predict. Based on current economic conditions, we expect fourth quarter earnings of about $0.35 per share.”
PCA is the fifth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.3 billion in 2007. PCA operates four paper mills and 67 corrugated product plants in 26 states across the country.

CONTACT:
Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com
Conference Call Information:

WHAT:	Packaging Corporation of America 3rd Quarter 2008 Earnings Conference Call

WHEN:	Tuesday, October 21, 2008 10:00 a.m. Eastern Time

NUMBER:	(866) 847-7864 (U.S. and Canada) and (703) 639-1430 (International) Dial in by 9:45 a.m. Eastern Time Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	October 21, 2008 1:00 p.m. Eastern Time through November 4, 2008 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) and (703) 925-2533 (International) Passcode: 1292018

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended September 30,
(in millions, except per share data)	2008	2007

Net sales	$620.8	$591.1
Cost of sales	(488.9)	(451.5)

Gross profit	131.9	139.6
Selling and administrative expenses	(44.8)	(42.0)
Corporate overhead	(15.7)	(14.0)
Other expense, net	(2.7)	(2.1)

Income before interest and taxes	68.7	81.5
Interest expense, net	(8.1)	(5.7)

Income before taxes	60.6	75.8
Provision for income taxes	(22.5)	(27.1)

Net income	$38.1	$48.7

Earnings per share:
Basic	$0.37	$0.46

Diluted	$0.37	$0.46

Basic common shares outstanding	102.6	104.6
Diluted common shares outstanding	103.6	105.6

Supplemental financial information:
Capital spending	$32.6	$26.9
Long term debt, including current maturities	657.4	677.2
Cash balance	148.0	194.1

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Nine Months Ended September 30,
(in millions, except per share data)	2008	2007

Net sales	$1,814.4	$1,735.8
Cost of sales	(1,437.2)	(1,343.2)

Gross profit	377.2	392.6
Selling and administrative expenses	(131.9)	(126.8)
Corporate overhead	(43.4)	(41.6)
Other expense, net	(11.9)	(5.8)

Income before interest and taxes	190.0	218.4
Interest expense, net	(22.5)	(19.8)

Income before taxes	167.5	198.6
Provision for income taxes	(62.1)	(72.5)

Net income	$105.4	$126.1

Earnings per share:
Basic	$1.02	$1.21

Diluted	$1.01	$1.20

Basic common shares outstanding	103.1	104.5
Diluted common shares outstanding	104.0	105.4

Supplemental financial information:
Capital spending	$98.3	$68.8